Supplement A-4

National Grid (US) Investments 4
Balance sheet
at March 31, 2004
	£m	$m
Fixed assets
Investments	4,557	8,339
	4,557	8,339

Current assets
Debtors (amounts falling due within one year)	-	-

Creditors (amounts falling due within one year)
Other creditors	(3,578)	(6,548)

Net current liabilities	(3,578)	(6,548)

Net assets	979	1,791

Capital and reserves
Called up share capital	-	-
Share premium account	2,062	3,773
Profit and loss account	(1,083)	(1,982)

Equity shareholders' funds	979	1,791

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	979	1,791

Adjustments to conform with US GAAP
Investments in subsidiaries, at equity	(52)	(95)

Equity shareholders' funds under US GAAP	927	1,696

The balance sheet is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures,based on the exchange rate at March 31, 2004 of $1.83 =£1

National Grid (US) Investments 4
Cash flow statement
for the year ended March 31, 2004

There were no cash flows in the year.

National Grid (US) Investments 4
Profit and loss account
for the year ended March 31, 2004

	£m	$m

Operating costs	2	4

Operating loss - continuing operations	2	4

Profit on sale of fixed asset investments		-

Profit before interest and tax	2	4

Net interest	(171)	(313)

Loss on ordinary activities before taxation - continuing operations	(169)	(309)

Taxation	(3)	(5)

Loss on ordinary activities after taxation	(172)	(314)

Interim ordinary dividend paid		-

Retained loss	(172)	(314)

Reconciliation of net loss to US GAAP

Loss on ordinary activities after taxation under UK GAAP	(172)	(314)

Adjustments to conform with US GAAP
Equity in income of companies		417

Net profit/(loss) under US GAAP		103

National Grid (US) Investments 4
Profit and loss reserve
for the year ended March 31, 2004

	£m		$m

At April 1, 2003	(485)		(888)

Exchange adjustments	(426)		(780)

Retained loss for the year	(172)		(314)

At March 31, 2004	(1,083)		(1,982)

Reconciliation of profit and loss reserve to accumulated losses under US GAAP

Group profit and loss reserve under UK GAAP at March 31, 2004	(1,083)		(1,982)

Adjustments to conform with US GAAP
Equity in income of companies	416		762

Retained earnings under US GAAP at March 31, 2004	(667)	*	(1,220)	*

* Includes cumulative other comprehensive losses of £(94)m ($(172)m)

The profit and loss reserve is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures based on an average exchange rate of $1.83 =£1